Exhibit 11.1

DATED 14 March 2025

_________________________________________________

_________________________________________________

BIODEXA PHARMACEUTICALS PLC

INSIDER TRADING/SHARE DEALING CODE

_________________________________________________

BIODEXA PHARMACEUTICALS PLC COMPANY INSIDER TRADING SHARE DEALING CODE (the Code)

1.	INTRODUCTION

1.1	Laws of the United Kingdom, the United States and other territories in which the Company operates prohibit dealing in Securities and certain other actions based on inside information.

1.2	If you have any questions about how the Code applies to you, you are encouraged to speak with the Chief Executive Officer (‘CEO’). The CEO may provide general guidance about this Code but cannot provide personal legal advice to you. If you need specific legal advice you should speak to an attorney or solicitor of your choosing.

1.3	This Code constitutes the Company's policy and procedures for dealings in the Company's shares, options over shares and other securities (Company Securities, as further detailed below) by all directors and employees of the Company and any other persons discharging managerial responsibilities within the Company (together referred to as Relevant Persons) for the purpose of the SEC Rule 10b-5 and all other applicable laws in the United States.

1.4	As a Relevant Person of the Company, the Code applies to you. If you want to deal in the Company's Securities (including when exercising any options) you must follow this Code.

1.5	Failure to do so could result in you coming under suspicion of insider dealing (which is a crime punishable by imprisonment). The Code may mean that you cannot deal in the Company's Securities.

1.6	If the Code does not prevent you from dealing, you must still follow the procedures set out in the Code and obtain consent before dealing. You must also notify the Company immediately after dealing in the Company's Securities (and in any event within one business day thereafter). Please note that the Code will be interpreted strictly and in accordance with its spirit rather than its letter.

1.7	The Code applies where any Relevant Person wishes to deal in the Company's Securities. This includes not only buying or selling or agreeing to buy or sell shares and warrants in the Company but also buying or selling options over shares and exercising, granting, accepting and discharging options over shares.

1.8	The following also constitute dealings for the purpose of the Code:

1.8.1	any acquisition, disposal, subscription or exchange of the Company's Securities or of related derivatives or other financial instruments linked to them, or any agreement to do any of the same;

1.8.2	the pledging or lending of the Company's Securities;

1.8.3	transactions undertaken by persons professionally arranging or executing transactions or by another person on behalf of a Relevant Person or a person closely associated with a Relevant Person, including where discretion is exercised;

1.8.4	certain transactions made under a life insurance policy held by a Relevant Person or a person closely associated with a Relevant Person;

1.8.5	dealings between Relevant Persons;

1.8.6	off market dealings; and

1.8.7	transfers of shares for no consideration (other than transfers where the beneficial interest in the shares is retained).

1.9	Dealings which are not subject to the Code are set out in the form of a flow chart in appendix 2 to this memorandum.

Compliance with the Code (including any changes prescribed by law or regulation and notified to you by the Company) is mandatory and a breach of either the Code or the statutory prohibitions on insider dealings may result in disciplinary action including, where appropriate, dismissal.

1

2.	DEALINGS BY RELEVANT PERSONS

2.1	Purpose of dealing

2.2	You must not deal in the Company's Securities on considerations of a short term nature (for example, to make a quick profit). You must also take reasonable steps to prevent any person closely associated with you from doing the same. "Closely associated" persons for this purpose include:

2.2.1	your spouse, civil partner, child or step child under the age of 18 (provided such child or step child is unmarried and does not have a civil partner);

2.2.2	a relative who has shared the same household as you for at least one year; and

2.2.3	a legal person, trust or partnership, the managerial responsibilities of which are discharged by you (or your closely associated persons) which is directly or indirectly controlled by you, which is set up for your benefit or the economic interests of which are substantially equivalent to your economic interests (and "control" for this purpose means control of more than 20% of its equity or voting rights in a general meeting).

2.3	Dealing in closed periods

2.3.1	You must not deal in the Company's Securities during a closed period. In addition, the purchase or early redemption by the Company of its securities must not be made during a closed period. A closed period is:

(a)	the period commencing on the first day following the end of an interim or year-end financial reporting period and ending on the second full trading day after the announcement of an interim financial report or year-end report (including preliminary report, should all inside information expected to be included in the year-end report be included in the preliminary report) which the Company is obliged to make public under the SEC Rules or by law; or

(b)	any other period when you are in possession of inside information.

2.3.2	If you have severe financial difficulties that cannot be satisfied other than by selling shares, you should talk to the person who is the designated director responsible for authorising dealings in the Company's Securities, as further detailed in Rule 3 below.

2.3.3	In certain circumstances, you may be allowed to exercise an option or right under an employees' share scheme during a prohibited period (as defined in Rule 6 below). You should speak to the person who is the designated director responsible for dealing in the Company's Securities as further detailed in Rule 3 below. Note that you will not be allowed to sell the shares you receive during the prohibited period.

2.4	You must not deal in any of the Company's Securities if you have inside information or otherwise if clearance to deal is not given pursuant to the provisions of this Code.

2.5	"Inside information" is information which is of a specific or precise nature relating to the Company or to the Company's Securities which has not been made public and which, if it were made public, would be likely to have a significant effect on the price of the Company's Securities (the legal test in the United Kingdom) or would be considered material to making a decision to buy, sell or hold a security as gauged from the perspective of a reasonable investor (the legal test in the United States). As the Company’s American Depositary Receipts trade on the NASDAQ Capital Market in the US, both these tests are applicable and you must therefore not deal in the Company’s Securities if you have information which could be inside information on the basis of either test (as distinct from the obligation to seek prior clearance to deal in any event as further described in Rule 3). Information is non-public if it has not been disclosed to the public generally. Information should be assumed to be non-public until after the second business day after the information is publicly released such as by a press release or widely circulated disclosure documents filed with the SEC, such as a prospectus or 6-K.

2

3.	CLEARANCE TO DEAL

You must not deal in any of the Company's Securities without submitting an Application to Deal to and obtaining clearance from the CEO or his/her delegate at least one business day prior to the proposed transaction. Directors of the Company (other than the chairman and CEO must seek clearance from the board of directors of the Company. In the case of the chairman of the Company, he must seek clearance from the CEO and, in the case of the CEO, he must seek clearance from the Chairman. If an individual is both the Chairman and the CEO of the Company, he must seek clearance from the board of directors of the Company.

4.	CIRCUMSTANCES FOR REFUSAL

You will not be given clearance (as required by Rule 3 of this Code) to deal in any of the Company's Securities during a prohibited period, which is:

4.1	any closed period; or

4.2	any period when the person responsible for the clearance otherwise has reason to believe that the proposed dealing is in breach of this Code.

5.	WRITTEN RECORD

A written record will be maintained by the Company of the receipt of any request received from you pursuant to Rule 3 of this Code and of any clearance given. Written confirmation from the Company that such request and clearance (if any) have been recorded will also be provided to you.

6.	DEALINGS BY PERSONS CLOSELY ASSOCIATED WITH YOU

6.1	You must (so far as is consistent with your duties of confidentiality to the Company) seek to prohibit (by taking the steps set out in Rule 6.2 of this Code) any dealing in the Company's Securities during a prohibited period by or on behalf of any persons closely associated with you (“PCAs”).

6.2	For the purposes of Rule 6.1 of this Code, you must advise all such persons closely associated with you in writing:

6.2.1	of the name of the Company;

6.2.2	of the obligations under this Code;

6.2.3	of the closed periods which they cannot deal in the Company's Securities; and

6.2.4	that they must advise you immediately after they have dealt in Company's Securities.

You should keep a record of the written notification given by you to your closely associated persons.

6.3	All PDMRs must notify the Company of a list of their PCAs, and notify the Company of any changes to that list.

6.4	You should ask your investment managers (whether or not discretionary) not to deal in Company Securities on your behalf during Closed Periods.

7.	PROCEDURE TO BE FOLLOWED BEFORE AND AFTER DEALING

7.1	You must obtain specific clearance from the Company before dealing in the Company's Securities. Complete a Clearance Request Form (see the Attachment to this Code) and send it via the Company Secretary to the person responsible for giving clearance to deal as detailed in Rule 3.

7.2	You will be notified of the decision by the return of your Application to Deal duly completed. You must not deal in the Company's Securities until this has been returned saying your request has been approved. Any refusal is final and binding. If approval is given for dealing you should deal within two business days of receipt of such approval.

7.3	Each person must obtain consent individually. You may not assume that if one person has obtained consent to deal that you may rely on that consent.

3

7.4	The prohibitions on dealings in Rules 7.1 to 7.3 also apply to persons closely associated with you. You must seek to prohibit these people from dealing when you yourself are not allowed to deal. You must obtain consent for dealings by these people and report their dealings as you do your own.

7.5	You must notify the Company Secretary in writing immediately and in any event within one business day after dealing in the Company's Securities by signing and completing a Share Dealing Return Form (available from the Company Secretary) and sending it, together with, or later if then unavailable, a copy of the contract note from the stockbroker, to the Company Secretary. Do not wait to receive your contract note before returning the Share Dealing Return Form.

7.6	In addition to the obligations set forth hereinabove, where a Director of the Company wishes to engage in dealings in Company Securities, the Director shall provide notice to the Disclosure Committee of the Board of Directors prior to any such dealings and the Disclosure Committee shall ensure that all required public notices are published within the prescribed time frame.

8.	DEALINGS WHICH ARE NOT SUBJECT TO THE CODE

8.1	The following dealings in the Company's Securities are NOT subject to the Code.

8.1.1	dealing where the beneficial interest in the relevant security of the company does not change;

8.1.2	[1]trading involved for transactions made under or related to an employee share or saving scheme, including:

(a)	the award or grant of the Company's Securities under an employee scheme to a Relevant Person when:

(i)	the employee scheme and its terms have been previously approved by the Company; and

(ii)	the terms of the employee scheme specify the timing of the award or the grant, the amount of the Company's Securities awarded or granted (or the basis on which such an amount is calculated and given that no discretion can be exercised) and the persons entitled to the award or grant include Relevant Persons who do not have any discretion as to the acceptance of the awarded/granted Company's Securities;

(b)	the award of the Company's Securities under an employee scheme to a Relevant Person taking place in a closed period where a pre-planned and organised approach is followed regarding the conditions, the periodicity, the time of the award, the group of entitled persons to whom the Company's Securities are granted and the amount of the Company's Securities to be awarded, with the objective to create a tight framework for the award, which is free from specific circumstances to such an extent that any inside information that may exist cannot play a part at the time of the award;

(c)	the exercise of options or warrants and conversion of convertible bonds assigned under an employee scheme when the expiration date of the Company's Securities assigned options, warrants or convertible bonds falls within a closed period, as well as sales of the shares acquired pursuant to such exercise or conversion provided that:

[1]	The exceptions in paragraph 8.1.2 reflect the transactions permitted by paragraphs 11 to 14 of the Technical Advice at section 5.4 of the "Final Report of ESMA’s technical advice on possible delegated acts concerning the Market Abuse Regulation”

4

(i)	the Relevant Person notifies the Company of his choice to exercise or convert at least 4 months before the expiration date; and

(ii)	the decision of the Relevant Person is irrevocable; and

(iii)	the Relevant Person has received the authorisation from the Company prior to proceed; and

(d)	purchases of the Company's Securities under an employee saving scheme when:

(i)	the Relevant Person has entered into the scheme before the closed period, except when he cannot enter into the scheme at another time due to the date of commencement of employment; and

(ii)	the Relevant Person does not alter the conditions of his participation into the scheme or cancel his participation into the scheme during the closed period; and

(iii)	the purchase operations are clearly organised under the scheme terms with no possibility for the Relevant Person to alter them during the closed period or are planned under the scheme to intervene at a fixed date which falls in the closed period;

8.1.3	transfers by persons in severe financial difficulties where clearance is given in accordance with the provisions of the Code;

8.1.4	[2]transactions in shares or units of investment funds where the weight carried by the Company's Securities in the composition of that investment fund is less than 20% of the total composition of that investment fund at the time of the transaction; and

8.1.5	Transactions in the Company’s Securities pursuant to approved trading plans established under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (‘10b5-1 Trading Plans’). All 10b5-1 Trading Plans, including any modifications, terminations, or other changes of such plans, must be pre-approved by CEO or his or her delegate and may only be adopted, modified or termination when the Relevant Person is not subject to a Company-imposed closed period and not in possession of inside information.

9.	Restrictions on Tipping

9.1	The term “insider trading” refers to the use of nonpublic material information both in trading securities or in passing on or “tipping” such information to others. As a result, in addition to refraining from trading for your own account while you are aware of nonpublic material information, you are prohibited from engaging in any other action to take advantage of, or to communicate to others (“tip”), such information. An Insider who tips information to a person who then trades is subject to the same penalties as the tippee, even if the Insider did not trade and did not profit from the tippee’s trading.

[2]	The exception in paragraph 8.1.4 reflects the transactions permitted by paragraph 3 of the Technical Advice at section 5.4 of the "Final Report of ESMA’s technical advice on possible delegated acts concerning the Market Abuse Regulation”

5

ATTACHMENT TO SHARE DEALING CODE

APPLICATION TO DEAL

PERSONAL DETAILS
Name:	Address:
Postcode:
Position (eg. consultant):

PROPOSED DEALING
Number of shares/warrants/options:	Nature of transaction - (eg. buying/selling)

When you intend to deal (assuming you receive clearance to do so)?	Do you know anything about the Group or which relates to the Group which, if it were made public, would be likely to have a significant effect on the Company's share price?

If the dealing is to be done by someone other than the above-named director or employee, please give details (director's or employee's spouse / civil partner / children / trust / private company):

You must disclose to one of the directors responsible for dealing any additional material facts (for example, such information as is described in Rule 2.4 of the Code) which may affect the decision as to whether the dealing should be permitted or not.

I	of

declare that the information above is true and that I have read the Rules as set out in the Code. I understand that the information above may be referred to in the event of a suspected breach of the Code. I will inform promptly the directors responsible for dealing if there is a change in any of the above circumstances. If the dealing is approved, I will instruct a broker to carry out the transaction and will immediately notify the Company Secretary in writing when the dealing has been effected.

Signature	Date

6

ON COMPLETION, THIS FORM IS TO BE SCANNED AND EMAILED TO THE COMPANY SECRETARY

Request authorised/refused* by	Date
(*Delete whichever is not applicable)

7

APPENDIX 2

General considerations when deciding whether clearance to deal should be granted for the purposes of the Share Dealing Code

Is the applicant a Relevant Person (or a person "closely associated" with a Relevant Person)?	CLEARANCE GRANTED

Is there a dealing for the purposes of the Share Dealing Code?	CLEARANCE GRANTED

Is the Company in a closed period?	CLEARANCE REFUSED

Is there inside information in existence relating to the Company or its securities?	CLEARANCE GRANTED

Has it been made public?	CLEARANCE GRANTED

CLEARANCE REFUSED

1